Exhibit 99.1

DaVita HealthCare Partners Announces New Chief Financial Officer

DENVER (July 8, 2013) – DaVita HealthCare Partners Inc. (NYSE: DVA) announced today that Garry E. Menzel, Ph.D., is to join the company in mid-September and become its Chief Financial Officer. He will start as Senior Vice President, Finance, and begin officially serving as the Chief Financial Officer the day after the company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Menzel, 48, most recently held the positions of Chief Operating Officer and Chief Financial Officer at Regulus Therapeutics Inc., a publicly-traded biopharmaceutical company (NASDAQ: RGLS). Prior to joining Regulus in 2008, he had a 14-year career on Wall Street where he was a Managing Director and Global Head of Life Sciences for Credit Suisse and a Managing Director and Global Head of Biotechnology for Goldman Sachs. Menzel also spent several years as a strategy consultant for Bain & Company.

Menzel earned a B.Sc. with honors in biochemistry from the Imperial College of Science & Technology in London, England, a Ph.D. in molecular biology from the University of Cambridge, England, and a Masters in Business Administration from the Stanford Graduate School of Business.

Jim Hilger, who has served as Interim Chief Financial Officer since 2012, and Acting Chief Financial Officer from 2007 to 2008, will continue in his role as the company’s Chief Accounting Officer, a position he has held since 2010.

“We believe we have found an executive with a versatile set of skills, from advanced finance to demonstrated strategic capabilities,” said Kent Thiry, Co-Chairman and Chief Executive Officer of DaVita HealthCare Partners. “Given the nimbleness that is required for all healthcare providers we are excited to have Garry join our leadership team.”

About DaVita HealthCare Partners

DaVita HealthCare Partners, a Fortune 500® company, is the parent company of DaVita and HealthCare Partners. DaVita is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. As of March 31, 2013, DaVita operated or provided administrative services at 1,991 outpatient dialysis centers in the United States serving approximately 156,000 patients, and at 41 centers in eight countries outside of the United States. HealthCare Partners manages and operates medical groups and affiliated physician networks in California, Nevada, Florida and New Mexico in its pursuit to deliver excellent-quality health care in a dignified and compassionate manner. As of March 31, 2013, HealthCare Partners provided integrated care management for approximately 742,000 managed care patients. For more information, please visit DaVitaHealthCarePartners.com.

Contact:

DaVita HealthCare Partners Inc.

Investor Contact Information

Jim Gustafson, 310-536-2585

Jim.Gustafson@davita.com

or

Media Contact Information

Skip Thurman, 303-876-6610

Skip.Thurman@davita.com